EXHIBIT 23(c)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4/A) and related Prospectus/Proxy Statement of Rurban Financial Corp. for the registration of its common shares to be issued to shareholders of Exchange Bancshares, Inc. in connection with the merger of Exchange Bancshares, Inc. into Rurban Financial Corp., and to the incorporation by reference therein of our report dated January 23, 2003, with respect to the consolidated financial statements of Exchange Bancshares, Inc. for the fiscal year ended December 31, 2002, included in its Annual Report (Form 10-KSB) for the year ended December 31, 2002 (and incorporated by reference in its Annual Report (Form 10-KSB/A) for the year ended December 31, 2004), filed with the Securities and Exchange Commission.

/s/ Dixon, Davis, Bagent & Co.

DIXON, DAVIS, BAGENT & COMPANY

Granville, Ohio

August 31, 2005